NEWS RELEASE

Coeur Announces 2012 Summary Highlights, 2013 Production Guidance and
New Expansion Initiative at its Rochester Operation

Coeur d'Alene, Idaho - January 17, 2013 - Coeur d'Alene Mines Corporation (NYSE:CDE, TSX:CDM) produced 3.8 million ounces of silver and 60,775 ounces of gold in the fourth quarter of 2012 and 18.0 million ounces of silver and an all-time high 226,491 ounces of gold for the full year 2012. On an unaudited basis, Coeur expects 2012 metal sales to total $890 - $900 million and has provided other key financial highlights in Table 2 below.
Table 1: Fourth Quarter and 2012 Production

(silver ounces in thousands)	4Q 2012		4Q 2011		Quarter Variance		2012		2011		Year Variance
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	1,555	19,998	2,690	34,108	(42%)	(41%)	8,236	106,038	9,042	125,071	(9%)	(15%)
San Bartolomé	1,343	—	1,997	—	(33%)	n.a.	5,930	—	7,501	—	(21%)	n.a.
Rochester	828	12,060	374	1,993	121%	505%	2,802	38,071	1,392	6,276	101%	507%
Martha	—	—	130	144	n.a.	n.a.	323	257	530	615	(39%)	(58%)
Kensington	—	28,717	—	13,299	n.a.	116%	—	82,125	—	88,420	n.a.	(7%)
Endeavor	106	—	112	—	(5%)	n.a.	734	—	613	—	20%	n.a.
Total	3,832	60,775	5,303	49,544	(28%)	23%	18,025	226,491	19,078	220,382	(6%)	3%

Table 2: Key Unaudited 2012E Financial Highlights

(millions, except average realized prices)	4Q 2012E	4Q 2011A	2012E	2011A
Avg. realized price per ounce - silver	$32.52/oz	$30.87/oz	$30.92/oz	$35.15/oz
Avg. realized price per ounce - gold	$1,709/oz	$1,674/oz	$1,665/oz	$1,558/oz
Sales of metal	$202 - $207	$247	$890 - $900	$1,021
Production costs applicable to sales	$105 - $115	$109	$450 - $460	$420
Administrative & general expenses	$8 - $10	$9	$34 - $37	$31
Exploration expenses	$5 - $7	$8	$26 - $28	$19
Pre-development, care, maintenance and other	$(1) - $3	$2	$5 - $10	$19
Capital expenditures	$20 - $25	$40	$110 - $120	$120

Fourth Quarter 2012 and Full Year 2012 Production

2012 gold production of 226,491 ounces exceeded Company guidance due to strong fourth quarter performance from its Rochester silver and gold operation in Nevada and its Kensington gold mine in Alaska. 2012 silver production of 18.0 million ounces reflects significant production growth at Rochester, which was offset by lower grade ore in the second half of the year at its Palmarejo silver and gold mine in Mexico and its San Bartolomé silver operation in Bolivia.
During the fourth quarter of 2012, Palmarejo produced 1.6 million ounces of silver and 19,998 ounces of gold compared with 1.8 million ounces of silver and 23,702 ounces of gold in the third quarter of 2012. Underground operations at Palmarejo resumed normal mining rates late in the fourth quarter from both the 108 and 76 zones according to plan after experiencing temporary unfavorable ground conditions in the upper level of the 76 zone during September of 2012. Silver grades from open pit operations are expected to increase throughout 2013 as mining transitions to the new phase of the pit.
2013 Guidance
Coeur estimates that it will produce 18.0 - 19.5 million ounces of silver in 2013 while gold production is expected to increase significantly in 2013 compared to 2012 to 250,000 - 265,000 ounces due to higher production levels at the Company's Kensington and Rochester operations.
2013 cash operating costs1 after by-product credit (assuming the current gold price level of approximately $1,650 per ounce), are expected to be $8.00 - $9.00 per silver ounce. Kensington's 2013 cash operating costs1 are expected to decline significantly to $900 - $950 per gold ounce. Higher silver and gold production and corresponding lower cash operating costs per ounce of silver and gold are expected in the second half of 2013 compared to the first half of the year.
Table 3: 2013 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	7,700-8,300	98,000-105,000
San Bartolomé	Bolivia	5,300-5,700	—
Rochester	Nevada, USA	4,500-4,900	44,000-46,000
Endeavor	Australia	500-600	—
Kensington	Alaska, USA	—	108,000-114,000
Total		18,000-19,500	250,000-265,000

The Company expects Palmarejo to produce 7.7 - 8.3 million ounces of silver and 98,000 - 105,000 ounces of gold in 2013, with 30% - 40% of the estimated full year mill throughput of approximately 2.2 million tons derived from underground mining and the remainder from the open pit. Approximately 60% of the underground ore tons mined are expected to come from the 76 Clavo zone, including the lower area, which has been expanded at depth from definition drilling completed in 2012, and the remainder from the 108 Clavo zone.

Rochester Expansion

The Company plans a significant expansion of its Rochester operation in 2013. As a result, silver production at Rochester is expected to increase to 4.5 - 4.9 million ounces in 2013 compared to 2.8 million ounces in 2012.  2013 gold production is expected to increase to 44,000 - 46,000 ounces compared to 38,071 ounces in 2012.

The Company estimates 2013 capital expenditures for Rochester to be $30 - $35 million to expand production. The Company is investing approximately $4 million during 2013 to expand the capacity of the primary crusher from nine million tons to the currently permitted rate of 14 million tons annually.  In addition, subject to receipt of final permitting, the Company expects to nearly double the mine's remaining heap leach capacity on existing pads during 2013 to approximately 67 million tons at an estimated capital cost of approximately $15 million. This increased capacity is necessary to accommodate higher production rates of ore coming from historic stockpiles.
The Company also is pursuing an additional estimated $10 million expansion, which is expected to provide 40 million tons of additional pad capacity beginning in 2016, to further extend the mine life and increase production rates from historic stockpiles.  Permitting and engineering work for this additional expansion will continue during 2013.
These planned expansions represent high return investment opportunities and the Company believes they will not require any resolution to the existing claims dispute.  Following the implementation of the expansion opportunities

1.
Cash operating costs per ounce is a non-GAAP measure. In the Company's quarterly and year-end reporting, the Company provides a reconciliation of cash operating costs to production costs, the most comparable GAAP measure.

described above, the Company plans to pursue other longer-term expansion opportunities at Rochester that are focused on mining and processing of the existing mineralized material, which totaled 251.5 million short tons in measured and indicated resources and 40.5 million short tons in inferred resources as of December 31, 20112.
The Company expects to report audited financial results and complete operational results for the fourth quarter and full year on or about Thursday, February 21, 2013.
About Coeur
Coeur d'Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow in continued robust metals markets. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. Additional information can be accessed through the Company's website at www.coeur.com.

For Additional Information:
Wendy Yang, Vice President, Investor Relations
(208) 665-0345

Stefany Bales, Director, Corporate Communications
(208) 667-8263

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated Rochester expansion, improvements in the Palmarejo operations, operating results, production levels and operating costs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays and disputed mining claims, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Current mineralized material estimates include disputed and undisputed claims at Rochester. While the Company believes it holds a superior position in the ongoing claim dispute, the Company believes an adverse legal outcome would cause it to modify mineralized material estimates. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

2.	See detail of measured and indicated resources and inferred resources in the table in the Appendix.

Donald J. Birak, Coeur's Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.
Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs is an important measure in assessing the Company's overall financial performance.

APPENDIX

Table 4: Mineral Reserves and Resources for the Rochester Mine, December 31, 2011

	Short Tons (000)	Grade (Oz/Ton)		Contained Ounces
		Silver	Gold	Silver (000)	Gold
Proven & Probable Reserves
Proven	31,532	0.59	0.006	18,681	178,800
Probable	15,747	0.69	0.004	10,892	68,200
Total Proven & Probable Reserves	47,280	0.63	0.005	29,573	247,000
Measured & Indicated Resources
Measured	131,085	0.46	0.004	60,586	500,500
Indicated	120,387	0.43	0.003	51,762	366,300
Total Measured & Indicated Resources	251,472	0.45	0.003	112,349	866,800
Total Inferred Resources	40,543	0.58	0.003	23,619	122,400

Notes:

1.	Metal prices used for Mineral Reserves were $23 per ounce of silver and $1,220 per ounce of gold.

2.	Mineral Resources are in addition to Mineral Reserves and have not demonstrated economic viability.

3.
Current Mineral Resources were inclusive of disputed and undisputed claims at Rochester. While the Company believes it holds a superior position in the ongoing claim dispute, the Company believes an adverse legal outcome would cause it to modify Mineral Resources.

4.	Rounding of short tons and troy ounces, as required by reporting guidelines may result in apparent differences between tons, grade and contained metal content.

5.	For details on the estimation of Mineral Resources and Reserves for Rochester, please refer to the Technical Report on file at www.sedar.com.